Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

BUUU Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares	Rule 457(o)	1,500,000	$6.00	$9,000,000	0.00015310	$1377.9	-	-	-	-
Fees to Be Paid	Equity	Class A Ordinary Shares(2)	Rule 457(o)	225,000	$6.00	$1,350,000	0.00015310	$206.685	-	-	-

Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$10,350,000		$1584.585
	Total Fees Previously Paid					-		$1584.585
	Total Fee Offsets					-		-
	Net Fee Due							$0

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Reflects the additional shares that the underwriter has the option to purchase to cover over-allotments, if any.